UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2007

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	65-0841549
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

Ecosphere Technologies, Inc. (the “Company”) entered into a secured line of credit agreement with nine investors (the “Investors”), dated as of December 28, 2007 (the “Agreement”), in an amount up to $665,000.  The Company has received $610,000 to date.

In consideration for making the loan, the Company issued the Investors 12% secured convertible notes exercisable at $0.15 per share (the “Notes”). The principal and interest on the Notes are due and payable on March 14, 2009.  Additionally, the Company issued the Investors five-year warrants to purchase the Company’s common stock exercisable at $0.15 per share (the “Warrants”).  The number of Warrants equals two times the amount invested or 1,220,000 Warrants.

Under the Agreement, the Company granted a security interest to the Investors.  The collateral consisted of the water filtration system contained in a Tactical Water Filtration Truck and a 40-foot mobile water filtration system.

In late December, three of the Investors subscribed to $355,000 of convertible notes (the “December Investors”). The December Investors invested additional funds in March 2008. The December Investors have agreed to convert the interest, which has accrued from December, into 54,849 shares of common stock of the Company at the rate of $0.15 per share.

On March 8, 2008, the Company’s board of directors authorized the Company to enter into a separate $1,000,000 line of credit evidenced by convertible notes. The notes are to be for a one-year term at 12% interest and convertible into common stock of the Company at $0.15 per share.  The line of credit agreement is to provide such security as the Company may negotiate as long as it is limited to the inventory and the accounts receivable of the Company. As additional consideration, the Company will issue the lender(s) five-year warrants in an amount equal to two times the amount advanced by the lender(s), with one-half exercisable at $0.15 and one-half at $0.20 per share.

See the press release attached as Exhibit 99.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit Number	Description

99	Barnett Shale press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ DENNIS MCGUIRE
Dennis McGuire Chief Executive Officer

Date:  March 25, 2008

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